Exhibit 99.1

ROBERT A. ALTER

February 27, 2019

Mr. Norman Metcalf

Chairman of the Board

Tejon Ranch Company

4436 Lebec Road

Tejon Ranch, CA 93243

Dear Norm,

I regret to inform you that I have decided not to stand for reelection at Tejon Ranch’s annual meeting in May. As you know, I have been a member of the Board since 2014 and have enjoyed the relationship with you and the other members of the Board and Company management. I have been fortunate to be a party to the outstanding progress and accomplishments of the Company over the years. I have tremendous confidence in the management and the direction of the Company.

I wish you and the other Board members and Company management continued success and I will continue to follow the Company with great interest.

Kindest personal regards,

3334 EAST COAST HIGHWAY • CORONA DEL MAR •CA 92625